Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
Executive Vice President,
  Corporate Strategy
Phone : +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces Appointment of Gary J. Giulietti to the Board of Directors

New York, NY - June 15, 2010 - Iron Eagle Group, Inc. (OTCQB: IEAG) today announced that it has appointed Gary J. Giulietti to the Board of Directors.

"The addition of Mr. Giulietti to Iron Eagle's Board of Directors ensures the company will continue to benefit from a diversity of knowledge and opinions. Gary's knowledge and experience with surety bonds facilitates a significant component of the Iron Eagle business, and he further adds to the team a track record of deep construction expertise, strong leadership skills, extensive management experience, and proven track records - especially in creating results for shareholders and customers," said Jason Shapiro, Co-Founder and Director of Iron Eagle Group. He added "Having Gary on our Board and Lockton as our strategic partner also grants Iron Eagle a competitive advantage for surety bonds, insurance, and construction expertise."

Gary J. Giulietti is a proven leader with over 35 years of experience, successful at establishing the vision and strategies necessary to build and grow construction and related companies into industry leaders. Mr. Giulietti is currently President of the Northeast operations and a member of the Executive Committee of Lockton Companies, LLC, the world's largest independently owned commercial insurance brokerage firm with more than 3,800 associates and a premium volume exceeding $14 billion. Mr. Giulietti led the initiative to expand Lockton's market share worldwide, and further Lockton's construction practice, which has grown to be one of the largest construction brokerage practices in the world, representing thousands of construction and design clients, including 20 of the Top 100 Design Firms and several $1-$5 billion firms. Mr. Giulietti assisted in the formulation of a construction industry focused Mergers & Acquisitions Private Equity Practice, which now represents over 200 private equity firms and assists with their due diligence needs. Mr. Giulietti's practice advises over 150 major construction contractors.

A brief biography of Gary Giulietti is below.

About Iron Eagle Group, Inc.
----------------------------
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of experts in construction, government contracting, defense, finance, operations, and business development. Management has put together a compelling strategic plan to capitalize on the large market opportunity created by the federal government's stimulus package as well as funds that are flowing down to the state level for projects throughout the United States. Through the public capital markets, Iron Eagle believes it will have the access to capital to support increased needs for construction surety bonds. By executing on its growth strategy, Iron Eagle can achieve significant growth through highly focused targeting of federal, state, and municipal construction projects.

Iron Eagle became a publicly traded company on July 15, 1999 and is traded on the OTCQB under the symbol IEAG. For more information on the company, please visit the Company's website at www.ironeaglegroup.com.

About Gary J. Giulietti
-----------------------
Mr. Giulietti is currently President of the Northeast operations and a member of the Executive Committee of Lockton Companies, LLC, has one of the largest construction brokerage practices in the world. Previous to Lockton, Mr. Giulietti was Vice Chairman, Worldwide Construction for Willis where he oversaw and managed a worldwide construction insurance practice consisting of domestic offices and 140 international offices. Mr. Giulietti led the effort to grow Willis into the largest construction/surety broker in the world with $7.5 billion in premiums. He also assisted in large and mid-cap construction companies in providing their insurance needs as they took their businesses public.

Mr. Giulietti is an Advisory Board Member of Children's Hospital Boston, a multi-billion non-profit organization, that is the worldwide leader in pediatric care and research. It is affiliated with both the Harvard Medical School and Dana-Farber Cancer Institute. In 2009, for the 20th year in a row, U.S. News & World Report rated Children's Hospital Boston one of the nation's top hospitals specializing in pediatric care. He is also a Board Member of 5 large, privately-held companies, ranging in size from $250 million to $4.5 billion in annual revenues including three major construction companies.

Mr. Giulietti is also Chairman of Stratton Mountain School, a ski and snowboard racing college preparatory school whose alumni include over 33 Olympians, 53 Olympic Team Placements, and countless NCAA Team members. Mr. Giulietti is a Board Member of Columbus Citizens Foundation, a non-profit organization in New York City committed to fostering an appreciation of Italian-American heritage and achievement. Since 1929, the Foundation has organized New York City's annual Columbus Day Parade which is the world's largest celebration of Italian-American heritage and culture and is broadcast on 6 continents. Mr. Giulietti is also an Advisory Board Member of St. Michael's College, an elite university that has been recognized in numerous publications.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
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